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                                                                   Exhibit 99.1


                             ATLANTIC REALTY TRUST
                                747 Third Avenue
                            New York, New York 10017

                                RPS REALTY TRUST
                 (NOW NAMED RAMCO-GERSHENSON PROPERTIES TRUST)
                     27600 Northwestern Highway, Suite 200
                           Southfield, Michigan 48034

                             FOR IMMEDIATE RELEASE

RPS REALTY TRUST AND ATLANTIC REALTY TRUST ANNOUNCE THE SPIN-OFF OF ATLANTIC REALTY TRUST AND RELATED SHARE DISTRIBUTION

NEW YORK, NY, MAY 10, 1996 -- RPS REALTY TRUST (NOW NAMED RAMCO-GERSHENSON PROPERTIES TRUST), A NEW YORK STOCK EXCHANGE LISTED REAL ESTATE INVESTMENT TRUST, ANNOUNCED THAT, IN CONNECTION WITH TODAY'S CONSUMMATION OF THE RAMCO ACQUISITION AND THE RELATED SPIN-OFF OF ITS WHOLLY-OWNED SUBSIDIARY, ATLANTIC REALTY TRUST, EACH SHAREHOLDER OF RPS AS OF THE CLOSE OF BUSINESS TODAY IS ENTITLED TO RECEIVE ONE SHARE OF ATLANTIC REALTY TRUST FOR EVERY EIGHT SHARES OF RPS REALTY TRUST HELD BY SUCH SHAREHOLDER (WHICH, AFTER TAKING INTO ACCOUNT THE IMPACT OF THE 1 FOR 4 REVERSE SPLIT ON RPS SHARES THAT HAS OCCURRED, EFFECTIVE AS OF THE CLOSE OF BUSINESS TODAY, IN CONNECTION WITH THE RAMCO ACQUISITION, EQUATES TO A DISTRIBUTION RATIO OF ONE SHARE OF ATLANTIC REALTY TRUST FOR EVERY TWO SHARES OF RPS REALTY TRUST). THE DISTRIBUTION DATE OF SUCH SHARES IS MAY 10, 1996, AND THE ATLANTIC SHARES ARE ANTICIPATED TO BE MAILED TO SHAREHOLDERS ON OR ABOUT MAY 17, 1996.

THE SHARES OF ATLANTIC REALTY DISTRIBUTED TO RPS SHAREHOLDERS PURSUANT TO THE RAMCO ACQUISITION HAVE BEEN APPROVED FOR INCLUSION ON THE NASDAQ SMALLCAP MARKET UNDER THE SYMBOL "ATLRS", PROVIDED THAT SHARES OF ATLANTIC REALTY TRUST WILL BE INCLUDED FOR QUOTATION UNDER THE TEMPORARY SYMBOL "ATLRV" DURING THE "WHEN ISSUED" TRADING PERIOD.

IN ADDITION, RPS AND ATLANTIC ALSO ANNOUNCED THAT RPS HAS ACQUIRED THE HYLAN PLAZA SHOPPING CENTER (WHICH INCLUDES APPROXIMATELY 349,000 SQUARE FEET OF LEASEABLE SPACE LOCATED IN STATEN ISLAND, NEW YORK) IN CONNECTION WITH A WORKOUT OF THE MORTGAGE HELD BY RPS FOR APPROXIMATELY $1.1 MILLION OVER THE MORTGAGE HELD BY RPS, PLUS CLOSING COSTS. IN CONNECTION WITH TODAY'S CONSUMMATION OF THE RAMCO ACQUISITION AND THE RELATED SPIN-OFF OF RPS' WHOLLY-OWNED SUBSIDIARY, ATLANTIC REALTY TRUST, RPS TRANSFERRED THE HYLAN PLAZA PROPERTY TO ATLANTIC REALTY TRUST.

MAJOR TENANTS AT THE HYLAN SHOPPING PLAZA INCLUDE, KMART, PATHMARK AND TOY-R-US.

FOR ADDITIONAL INFORMATION CONTACT:
EDWIN R. FRANKEL (212) 702-8561.

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